Exhibit 99.(a)(1)(E)

Form of Electronic Confirmation of Receipt of Election Form

Your Election Form in connection with Conor Medsystems, Inc.’s Offer to Amend Eligible Stock Options has been successfully submitted to Ruchita Singhal. Please save a copy for your records.

If you have questions regarding the Election Form, please contact Ruchita Singhal at (650) 614-4115.